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                                                                   EXHIBIT 10.39

                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

        This Amendment No. 1 to Employment Agreement is dated as of August 22, 2001 (the "Amendment") by and between Identix Incorporated, a Delaware corporation ("Identix" or the "Company")), and Erik E. Prusch ("Employee").

        WHEREAS, Identix and Employee entered into that certain Employment Agreement dated as of April 2, 2001 (the "Agreement") and desire in accordance with Section 6.9 of the Agreement to make certain amendments thereto;

        NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto hereby agree as follows:

        1. New Section 2.1(f). A new Section 2.1(f) shall be inserted into the Agreement as follows:

               "(f) "Change in Control" shall mean the occurrence of any one of the following: (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Identix, a subsidiary, an affiliate, or an Identix employee benefit plan, including any trustee of such plan acting as a trustee) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Identix representing fifty percent (50%) or more of the combined voting power of Identix' then outstanding securities; (ii) the election to a majority of the seats of the Board of Directors of Identix of candidates who were not proposed by a majority of the Board in office prior to the time of such election; or (iii) the dissolution or liquidation (partial or total) of Identix or a sale of assets involving fifty percent (50%) or more of the assets of Identix (other than the disposition of a subsidiary) or other transaction or series of related transactions pursuant to which the holders, as a group, of all of the shares of Identix outstanding prior to the merger, reorganization or other transaction hold, as a group, less than fifty percent (50%) of the shares of Identix outstanding after the merger, reorganization or other transaction."

        2. Amended Section 2.4. Section 2.4 of the Agreement is hereby amended to read in its entirety as follows:

               "2.4 Termination Other Than For Cause or Resignation for Good Reason. Notwithstanding anything else in this Agreement, Identix may effect a Termination Other Than For Cause at any time after giving at least 30 days' notice to Employee of such termination or pay in lieu of such notice. Upon the effective date of any Termination Other Than For Cause or Resignation for Good Reason, (a) Employee shall immediately be paid all accrued salary, and all accrued vacation pay, all to the effective date of termination, (b) as severance compensation, Employee shall continue to be paid his then current base salary for the number of months indicated on Exhibit A (the "Severance Period"); provided, that Employee shall have the right, exercisable in Employee's sole judgment, to be immediately paid, in one-lump sum payment, an amount equivalent to Employee's base salary for 12 months, rather than receiving such




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amount in regular payments over the term of the Severance Period, (c) Employee shall be paid all bonuses accrued through the effective date of termination, (d) during the Severance Period, the Company shall make COBRA payments to continue Employee's medical and dental benefits (or pay Employee an amount equivalent to such COBRA payments) and shall make payments to continue Employee's term life insurance (or pay Employee an amount equivalent to the premiums in effect prior to termination), and (e) all options to purchase Common Stock granted to Employee by Identix shall fully vest immediately, and notwithstanding any provision of any relevant stock option agreement or stock option plan to the contrary, Employee shall have 12 months from the effective date of termination to exercise such options, but Employee shall not be paid any other compensation or reimbursement of any kind. If any Termination Other Than For Cause is the result of the death of Employee, all payments payable under this Section 2.4 shall be paid to Employee's heirs or legal representative."

        3. New Section 2.6. A new Section 2.6 shall be inserted into the Agreement as follows:

               "2.6. Change in Control. If a Change in Control shall have occurred during the term of this Agreement as set forth in Section 2.2, in addition to any rights Employee may have under applicable stock option plans and/or stock option agreements with the Company, the following shall apply:

                                    (a) If the Change in Control occurs prior to
that date which is 12 months before the expiration of the term of this Agreement as set forth in Section 2.2, then the term of this Agreement shall not be changed.

                                    (b) If the Change in Control occurs on or
after that date which is 12 months before the expiration of the term of this Agreement as set forth in section 2.2, then the term of this Agreement shall be extended to the first anniversary of the Change in Control.

                                    (c)(i) If there is a Termination Other Than
For Cause or Resignation for Good Reason within one year after a Change in Control, and if any of the payments or benefits received or to be received by the Employee in connection with a Change in Control or Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Identix) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the excise tax (the "Excise Tax") imposed under
Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), Identix shall pay, at the time specified in Section 2.6(b)(iv), to the Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Payments and any Federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.




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                                    (ii) For purposes of determining whether any
of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Employee and selected by the accounting firm which was, immediately prior to the Change in Control, Identix' independent auditor (the "Auditor"), such payments or benefits (in whole or in part) should not be treated by the courts as constituting parachute payments, including by reason of Section 280G(b)(4)(A) of the Code,
(B) all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
All fees and expenses of the Tax Counsel and the Auditor shall be borne solely by Identix.

                                    (iii) For purposes of determining the amount
of the Gross-Up Payment, the Employee shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code.

                                    (iv) The Gross-Up Payment shall be made upon
the payment to the Employee of the Total Payments, unless it is initially determined by Identix or the Tax Counsel that the Total Payments are not subject to the Excise Tax but after payment of the Total Payments, it is finally determined following the proceedings set forth in Section 2.6(b)(v) and (vi) that the Total Payments are subject to the Excise Tax, in which case it shall be made upon the imposition upon the Employee of the Excise Tax.

                                    (v) The Employee shall notify Identix in
writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Identix of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise Identix of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Employee gives such notice to Identix (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Identix notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                      A) give Identix any information reasonably requested by Identix relating to such claim;





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                      B) take such action in connection with contesting such
claim as Identix shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Identix and reasonably satisfactory to the Employee;

                      C) cooperate with Identix in good faith in order to effectively contest such claim; and

                      D) permit Identix to control any proceedings relating to such claim as provided below;

provided, however, that Identix shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

                                    (vi) Identix shall control all proceedings
taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Identix shall determine; provided, however, that if Identix directs the Employee to pay such claim and sue for a refund, Identix shall advance the amount of such payment to the Employee on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Employee is required to extend the statute of limitations to enable Identix to contest such claim, the Employee may limit this extension solely to such claim. Identix' control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by Identix without the Employee's consent if such position or resolution could reasonably be expected to adversely affect the Employee (including any other tax position of the Employee unrelated to the matters covered hereby).

                                    (vii) In the event that the Employee
receives a refund of the Excise Tax previously paid, the Employee shall repay to Identix, within five (5) business days following the receipt of such refund of the Excise Tax previously paid, the amount of such refund plus any interest received by the Employee from the Internal Revenue Service on the refund, and an amount equal to the reduction in the Employee's Federal, state and local income tax assuming that the repayment is deductible, using the assumptions set forth in Section 2.6(b)(iii). If, after the receipt by the Employee of an amount advanced by Identix in connection with an Excise Tax claim, a determination is




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made that Employee shall not be entitled to any refund with respect to such claim and Identix does not notify the Employee in writing of its intent to contest the denial of such refund prior to the expiration of thirty (30) days after such determination, such advance shall be forgiven and shall not be required to be repaid."

        4. Effect. Except as expressly provided herein, the Agreement has not been amended or modified and, as amended hereby, shall remain in full force and effect.

        5. Counterparts. This Amendment may be executed in duplicate counterparts, each of which shall be deemed to be an original.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

IDENTIX INCORPORATED                EMPLOYEE



By /s/ Robert McCashin                By /s/ Erik E. Prusch
   -------------------------             -------------------------
  Name:  Robert McCashin              Name:  Erik E. Prusch
  Title: Chairman and CEO             Title: Chief Financial Officer


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